Exhibit (c)(6)

PRESENTATION TO THE SPECIAL COMMITTEE 30 JANUARY 2013 CONFIDENTIAL WORKING DRAFT

Table of Contents CONFIDENTIAL I INTRODUCTION 1 II SAUER-DANFOSS: SITUATION OVERVIEW 6 III FINANCIAL ANALYSIS 15 IV ADDITIONAL STRATEGIC ALTERNATIVES 24 V PROPOSED NEXT STEPS 28 APPENDIX A Valuation Supporting Materials 29 B Danfoss A/S Overview 34

I Introduction

I INTRODUCTION Introduction Work completed to date: 12/21/12: Lazard diligence request list sent to Management Requested diligence included 2012 results, financial forecast (5 years) and key assumptions – (including on growth and margins), and recent documents (e.g., Board presentations) 12/22/12: Lazard call with Management to discuss diligence list and process 12/27/12: Board materials provided to Lazard November 28 meeting materials, October 2012 Financial Review meeting materials 1/10/13: Call with Special Committee and advisors to provide status update and share workplan 1/11/13: Management financial forecast provided to Lazard, including preliminary 2012 results 1/14/13: Lazard call with Management to review forecast and discuss other diligence questions – As follow-up to call, Lazard requested historical contribution margin by region (provided 1/15 – 1/16) and copies of third party research reports used as basis for projected market growth assumptions 1/18/13: Call with Special Committee and advisors to review Management Forecast and key assumptions Special Committee requested that Lazard sensitize key assumptions underlying Management Forecast and come up with range of alternative scenarios 1/24/13: Call with Special Committee and advisors to review alternative scenarios to Management Forecast – Special Committee instructed Lazard to use scenario that assumed market growth in developed markets as Base Case Forecast for analysis 1 Since late December, Lazard has been conducting due diligence on Sauer-Danfoss. In addition, there have been a number of conference calls with the Special Committee

SAUER DANFOSS
I INTRODUCTION

Current Proposal

($ in millions, except per share data)

The current proposal of $49.00/share, made on November 28, 2012, represents a 24% premium and 25% premium over the 1-day prior share price and the 1-week prior share price, respectively

PRICE	$49.00/share	
PREMIUMS	1-Day Prior Share Price:	24%
	1-Week Prior Share Price:	25%
	4-Week Prior Share Price:	22%
	3-Month Prior Share Price:	28%
VALUATION	Equity Value:	$2,374
	Enterprise Value:	2,234
	EV / LTM EBITDA (Sept. '12):	5.6x
TYPE	Cash tender offer	
FINANCING	No financing contingency	

- **Current proposal represents a higher starting premium than the previous initial Danfoss proposal in December 2009 (20% premium to 1-day prior, 10% premium to 1-week prior)**

Source: Company filings, FactSet.

2 | LAZARD

Current Proposal in Context ($ in millions, except per share data) I INTRODUCTION Source: Company filings, FactSet. (a) LTM as of Q3 2012. (b) Share price as of January 25, 2012; balance sheet data as of September 30, 2012. Previous Previous Offer Current Current Purchases Initial Final Proposal(a) Trading(b) Items Announcement Date 3/10/2008 10/30/2009 12/22/2009 4/10/2010 11/28/2012 Close Date 7/11/2008 10/30/2009 n/a n/a n/a Increase in Ownership, if Any 17.0% 20.6% 24.1% 24.3% 24.4% Purchase Price $248 $161 $119 $165 $579 Price Per Share $29.67 $16.00 $10.10 $14.00 $49.00 $53.29 Aggregate Equity Value $1,457 $780 $494 $679 $2,374 $2,582 Aggregate Enterprise Value $1,934 $1,352 $1,065 $1,200 $2,234 $2,441 Implied LTM Multiples EV / LTM Sales 0.98x 1.07x 0.92x 1.00x 1.15x 1.27x EV / LTM EBITDA 8.3x n/m n/m n/m 5.6x 6.1x Premiums Paid Analysis 1-Day Prior Share Price 69% 116% 20% 66% 24% 35% 1-Week Prior Share Price 45% 101% 10% 52% 25% 36% 4-Week Prior Share Price 56% 125% 13% 56% 22% 33% 3-Month Prior Share Price 28% 182% 27% 76% 28% 40% 3 Current proposal represents a higher starting premium than the previous initial Danfoss offer in December 2009

SAUER DANFOSS
I INTRODUCTION

Current Proposal in Context (cont'd)

($ in millions, except per share data)

Shares are currently trading 9% above Danfoss's proposal of $49/share, as the market anticipates an increase

			Current Proposal	Current Trading	Public Trading Comparables			Precedent Transactions[c]	Minority Buy-In Premiums[d]
					Parker Hannifin	Selected Customers[a]	Mid-Cap Industrials[b]	Hydraulics	All Transactions
Per Share			$49.00	$53.29					
Aggregate Equity Value			$2,374	$2,582					
Net Debt (incl. Minority Interest)			*(141)*	*(141)*					
Aggregate Enterprise Value			$2,234	$2,441					
Implied Sales Multiple	2011A	$2,057	1.09x	1.19x	1.20x	0.68x	1.80x	-	-
	2012E	1,916	1.15x	1.27x	1.19	0.71	1.69	1.10x	-
	2013E	1,957	1.14x	1.25x	1.16	0.69	1.58	-	-
Implied EBITDA Multiple	2011A	$458	4.9x	5.3x	8.1x	7.6x	12.4x	-	-
	2012E	400	5.6x	6.1x	7.7	7.5	10.1	8.3x	-
	2013E	394	5.7x	6.2x	7.7	7.0	9.0	-	-
Premium to Unaffected Price									
1-Day Prior Share Price		$39.38	24%	35%	-	-	-	-	28%
1-Week Prior Share Price		39.32	25%	36%	-	-	-	-	29%
4-Week Prior Share Price		40.06	22%	33%	-	-	-	-	28%
3-Month Prior Share Price		38.36	28%	39%	-	-	-	-	-

Source: Base Case as agreed upon on the 1/24/13 Special Committee call, Company filings, FactSet.

(a) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro; excludes CNH because share price reflects FIAT Industrial merger.

(b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord.

(c) Includes selected hydraulics transactions since 1998.

(d) Includes closed minority buy-ins with U.S. targets and transaction values in excess of $250 million. 100% cash transactions only.

4 | LAZARD

Analysis at Various Prices: Illustrative ($ in millions, except per share data) I INTRODUCTION Source: Management, Company filings, FactSet. Note: EBITDA normalized for one-time charges. 5 Every $1/share increase in the proposed price represents approximately $12 million in total value Danfoss has sufficient liquidity and balance sheet strength to increase the proposal Current Current Offer Proposal Trading at Various Potential Prices Per Share $49.00 $53.29 $54.00 $56.00 $58.00 $60.00 Premium to Current Share Price (8%) - 1% 5% 9% 13% Increase from Current Proposal - 9% 10% 14% 18% 22% Minority Equity Value $579 $630 $638 $662 $686 $709 Aggregate Equity Value 2,374 2,582 2,617 2,714 2,811 2,907 Net Debt (incl. Minority Interest) (141) (141) (141) (141) (141) (141) Aggregate Enterprise Value $2,234 $2,441 $2,476 $2,573 $2,670 $2,767 Implied Sales Multiple 2011A $2,057 1.09x 1.19x 1.20x 1.25x 1.30x 1.34x 2012E 1,916 1.17 1.27 1.29 1.34 1.39 1.44 2013E 1,957 1.14 1.25 1.27 1.31 1.36 1.41 Implied EBITDA Multiple 2011A $458 4.9x 5.3x 5.4x 5.6x 5.8x 6.0x 2012E 400 5.6 6.1 6.2 6.4 6.7 6.9 2013E 394 5.7 6.2 6.3 6.5 6.8 7.0 Premium to Unaffected Price 1-Day Prior Share Price $39.38 24% 35% 37% 42% 47% 52% 1-Week Prior Share Price 39.32 25% 36% 37% 42% 48% 53% 4-Week Prior Share Price 40.06 22% 33% 35% 40% 45% 50% 3-Month Prior Share Price 38.36 28% 39% 41% 46% 51% 56% Danfoss PF Net Debt / EBITDA 1.4x 1.5x 1.5x 1.5x 1.5x 1.5x

II Sauer-Danfoss: Situation Overview

SAUER DANFOSS
II SAUER-DANFOSS: SITUATION OVERVIEW

Recent Evolution

($ in millions)

	2009	2010	2011	2012E
Key Events	■ Net sales decline by 45% y-o-y due to global recession ■ Quarterly dividend suspended ■ Credit agreement with Danfoss to borrow up to $690m ■ ***Danfoss announces intent to pursue tender offer at $10.10/share***	■ Restructuring program continues (working capital, CapEx and headcount) ■ ***Board ultimately recommends against Danfoss's final offer of $14.00/share; offer expires*** ■ Credit line voluntarily reduced by $190m	■ Due to continued strong cash generation, reduced available credit line with Danfoss by $200m and lent ~ $180m of excess cash to Danfoss	■ ***Danfoss announces intent to pursue tender offer at $49.00/share on November 28th*** ■ E. Alstrom appointed President, CEO and Director ■ Quarterly dividend reinstated
Net Sales	$1,159	$1,641	$2,057	$1,916
% Growth	*(44.6%)*	*41.5%*	*25.4%*	*(6.9%)*
EBITDA	($26)	$348	$453	$400
% Margin	*n/m*	*21.2%*	*22.0%*	*20.9%*
Ent. Value	$1,131	$1,633	$1,704	$1,767[(a)]
Net Debt[(b)]	$494	$236	($51)	($141)
Equity Value	$583	$1,368	$1,755	$1,908
EV / LTM EBITDA	*n/m*	*4.7x*	*3.8x*	*4.5x*

Source: Management, Company filings.
Note: Financials shown for financial year end December 31.
(a) Enterprise value and related data based on Q3 2012 financials and based on unaffected share price on November 27, 2012.
(b) Including minority interest.

6 | LAZARD

SAUER DANFOSS

II SAUER-DANFOSS: SITUATION OVERVIEW

Key Hydraulics Players: Selected Observations

($ in billions)

Competitors have recently experienced weakness in hydraulics and lowered guidance…

EATON[(a)]

SUMMARY METRICS

Revenues 2013E:	$22.6
Hydraulics Rev. 2013E:	*3.2*
Ent. Value:	36.9
EV/'13 EBITDA:	10.6x

RECENT DEVELOPMENTS

- Recently completed Cooper acquisition for $11.9bn strengthening its position in the electrical end-market and further diversifying away from legacy business
- In November, lowered 2012 Hydraulics revenue guidance from 3% growth to 2% decline, driven by weakness in the construction equipment markets
  - U.S. Hydraulics revenue growth forecast reduced from 8% to 2% due to weakness in the mobile portion of the business
  - Non-US growth forecasted to be down 5% y/y due to limited recovery in Asia
- *"We think the outlook remains uncertain in some of ETN's core markets as we enter 2013, especially in Hydraulics given more moderate trends in global construction."* *–Barclays (11/1/12)*

Parker

SUMMARY METRICS

Revenues 2013E:	$13.4
Hydraulics Rev. 2013E:	*3.5*
Ent. Value:	15.6
EV/'13 EBITDA:	7.7x

RECENT DEVELOPMENTS

- In January reported in-line Q2 results
  - Orders for the quarter declined 2% y/y
  - Maintained guidance for FY13 (6/30), revenue to decline 2%, after significant outlook reduction in previous quarter
- Despite challenging environment, indicated some signs of improvement
  - North American orders troughed during August-September
  - Europe showed sequential improvement during the quarter
  - While Asia remains relatively weak, some indication in China that projects previously put on hold are being reconsidered
  - Mobile OEM destocking less of a headwind
- *"NA still sluggish, EU is 'in the tank', Asia remains pretty weak, LA improved, but flattish… mid-December customers stopped ordering and all international regions remain weak. End markets… have been trending negative."* *–JP Morgan (1/18/13)*

Sun Hydraulics Corporation

SUMMARY METRICS

Revenues 2013E:	*$0.2*
Ent. Value:	0.6
EV/'13 EBITDA:	10.0x

RECENT DEVELOPMENTS

- Recent performance has been weak
  - Q3 earnings below consensus, at the low end of guidance
  - Q4 guidance below consensus, now expects decline in U.S. revenues
- Weak Europe and Asia starting to impact U.S. demand
- Adjusting to lower overall level of demand, but potential rebound in 2012
- *"Continuing weakness overseas and concerns domestically have caused us to lower our fourth-quarter and year-end forecast for SNHY…Fiscal 2013 is projected to be a relatively flattish year as we are assuming a soft first half will be offset by an uptick in second half performance."* *–Kansas City Capital Associates (11/06/12)*

Source: FactSet, Thomson ONE, MergerMarket, Wall Street research, Company filings.
(a) Pro forma for acquisition of Cooper.

7 | LAZARD

End-Market Perspectives: Selected Analyst Commentary II SAUER-DANFOSS : SITUATION OVERVIEW 8 ... and research analysts expect the hydraulics sector to contract in the last six months of 2012 and first six months of 2013 HYDRAULICS / OVERALL INDUSTRIAL “Hydraulics still no life: Hydraulic equipment demand has been sluggish YTD. Given the clear slowdown in excavator demand in China during 2012, we think reduced component demand overall is reasonable.” Jefferies (12/13/12) “Hydraulics markets will likely contract in the 2%-3% range following 2% market decline this year, comprised of likely significant double-digit decline in the second half of 2012 and the first half of 2013. With many key customers’ production running well under final demand a strong growth recovery is likely in the second half of next year.” Buckingham Research (11/29/12) AGRICULTURE “...agricultural equipment spending will remain headline driven (dominated by the discussions around the Food, Farm & Jobs bill) in FY13... we are encouraged by the results from the quarterly Agriculture and Agribusiness Confidence Index... the composite reading currently stands at 109, meaning that the overall confidence within the producers and agribusiness is optimistic.” KeyBanc (1/15/13) “...we expect flat to slight growth in ag machinery sales (volume down low to mid single digits) in the US and Canda... with used equipment sales outpacing new equipment sales. Strong commodity prices are expected to drive machinery utilization and demand for parts and service, thus benefiting equipment dealers.” Baird (1/4/13) CONSTRUCTION EQUIPMENT “In 2013, we favor construction equipment names with US housing and commercial construction markets showing signs of life. Furthermore, emerging markets are showing improvement in construction...” Credit Suisse (1/15/13) “...Caution toward construction equipment (inventory build amidst a sluggish commercial construction recovery following an extended period of strong shipments) and mining equipment (lower mining company capex, slowdown in project approvals.)” RBC (11/20/12) AERIAL WORK PLATFORM “...construction spending SAAR continues to grow in the high-single digits, which should help telehandler volumes... non-res construction is still stuck in the low-single digit... the ABI points to better unit growth in the future.” Drexel Hamilton (1/8/13) “We asked branch managers about their 2013 capex intentions by equipment type. Branch managers expect to add fleet for all equipment types surveyed, but most so for aerial work platforms.” UBS (11/9/12) TURF CARE “We believe there are several positive trends... First, golf rounds played in 2012 were at their highest level since 2010, thereby setting up capital budgets at golf courses for the coming year. This should help increase sales of both turf and irrigation equipment. Landscape contractors are also cautiously optimistic that business will steadily improve.” Longbow Research (12/6/12)

0 10 20 30 40 50 60 $70 25 Jan 2008 24 Jan 2009 24 Jan 2010 25 Jan 2011 25 Jan 2012 25 Jan 2013 Price Stock Price Performance: Last 5 Years I I S A U E R -DAN F O S S : S I T U A T I O N O V E R V I E W 9 Source: FactSet. Current Proposal: $49.00 28 Nov 2012 Danfoss announces proposal of $49.00 per share 22 Dec 2009 Danfoss offers $10.10 per share 30 Oct 2009 Danfoss acquires additional 20.6% stake $20.50 9 Mar 2010 Danfoss raises offer to $13.25 per share 10 Apr 2010 Danfoss raises offer to $14.00 per share 10 Mar 2008 Danfoss acquires controlling stake Sauer- $53.29 +160% Price Post-Current Proposal Current $53.29 Avg. Since Offer 52.73 Average Price Pre-Current Proposal 1 Week $39.28 1 Year $41.29 1 Month 39.62 2 Years 40.97 3 Months 39.81 3 Years 32.50

0 50 100 150 200 250 300 25 Jan 2008 24 Jan 2009 24 Jan 2010 25 Jan 2011 25 Jan 2012 25 Jan 2013 Indexed Hydraulics Selected Customers Mid-Cap Industrials SHS Stock Price Performance in Context: Last 5 Years I I S A U E R -DAN F O S S : S I T U A T I O N O V E R V I E W 10 $20.50 (a) (b) (c) $53.29 +160% +47% +47% (5%) Source: FactSet as of 1/25/13. (a) Hydraulics peers include Eaton, Parker, and Sun Hydraulics. (b) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro; excludes CNH because share price reflects FIAT Industrial merger. (c) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord.

Relative Valuation 11 I I S A U E R -DAN F O S S : S I T U A T I O N O V E R V I E W PAST 3 YEARS CURRENT PAST 3 YEARS CURRENT 0 6 12 18 24 30x Jan 10 Sep 10 Apr 11 Nov 11 Jun 12 Jan 13 Parker Selected Customers Mid-Cap Industrials Sauer-Danfoss 1 6 11 16x Jan 10 Sep 10 Apr 11 Nov 11 Jun 12 Jan 13 Parker Selected Customers Mid-Cap Industrials Sauer-Danfoss Source: FactSet as of 1/25/13. Note: ng arms. (a) Selected Customers include Caterpillar, Terex, AGCO, Cargotec, Deere, Manitou, Oshkosh, Palfinger, and Toro; excludes CNH because share price reflects FIAT Industrial merger. (b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 7.7x 10.1x 7.5x 6.1x 21.0x 13.4x 13.9x 10.1x 7.7x 7.5x 6.1x 4.5x 0 3 6 9 12x Mid-Cap Industrials Parker Selected Customers Sauer-Danfoss Unaffected Sauer-Danfoss 21.0x 13.9x 13.6x 13.4x 10.1x 6 10 14 18 22x Mid-Cap Industrials Sauer-Danfoss Parker Selected Customers Unaffected Sauer-Danfoss n/m n/m (a) (b) 13.6x EV/ LTM EBITDA PRICE/ LTM EPS (a) (b) Sauer-Danfoss has consistently traded at a discount to peers, reflecting the limited size and liquidity of its float and lack of research coverage

Stock Price Performance Since Danfoss Proposal I I S A U E R -DANFOSS : SITUATION OVERV IEW 12 TOTAL SHARES TRADED / FLOAT = 83% Source: FactSet, Company filings. Average Daily Volume (000's) % Float Since 11/28 246.4 2.1% Last 1 Yr 139.9 1.2% Last 3 Yrs 155.8 1.3% Current Proposal: $49.00 Volume 58 3,313 969 717 526 180 241 115 181 124 143 97 170 268 82 85 103 151 223 24 111 95 129 212 125 58 88 128 314 31 32 32 282 88 50 34 36 39 24 98 139 40.42 52.74 52.74 53.19 53.00 52.98 52.98 52.74 52.73 52.78 52.77 52.8 52.76 52.65 52.41 52.55 52.5 52.53 52.57 52.4 52.21 52.83 52.73 53.45 54.37 53.47 53.38 53.33 53.48 53.43 53.73 53.6 53.425 53.07 53.27 53.24 53.24 53 52.9 53.12 53.4 39.35 38.47 51.91 52.03 52.51 52.4115 52.19 52.28 52.04 52.2 52.14 52.23 50.74 51.58 51.91 52.04 51.65 51.74 51.5 51.846 51.79 52.14 52.5 52.67 53.0515 53.19 53.02 52.75 52.88 53.31 53.12 53.08 52.96 52.3602 52.6 52.55 52.5 52.68 52.63 52.59 52.9 37.00 39.00 41.00 43.00 45.00 47.00 49.00 51.00 53.00 55.00 $57.00 0 500 1,000 1,500 2,000 2,500 3,000 3,500 11/27/12 12/3/12 12/7/12 12/13/12 12/19/12 12/26/12 1/2/13 1/8/13 1/14/13 1/18/13 1/25/13 SHS High SHS Low SHS - Close Volume (000s) Share Price

SAUER DANFOSS
II SAUER-DANFOSS: SITUATION OVERVIEW

Shareholder Base Composition

The institutional shareholder base is currently comprised mainly of mutual funds and is dispersed (Mason Capital, who agitated in 2010, appears to no longer have a position) – however, since announcement of Danfoss's proposal, hedge funds/arbitrageurs have likely been establishing positions

- **Top 12 shareholders hold 55% of the public float (as of January 1, 2013)**

	CURRENT				HISTORICAL							
	1/1/13	% Total	% Float	Level of Activism	6/30/10	% Total	% Float	Level of Activism	3/31/10	% Total	% Float	Level of Activism
1	Vanguard	1.9%	7.7%		Mason Capital	4.3%	17.6%	● (High)	Mason Capital	4.0%	16.4%	● (High)
2	Wellington	1.9%	7.6%		Vanguard	1.7%	7.0%		Dimensional	1.5%	6.1%	
3	American Century	1.5%	6.2%		Pennsylvania PSERS	1.5%	6.1%		Vanguard	1.4%	5.7%	
4	AllianceBernstein	1.5%	5.9%		Dimensional	1.4%	5.7%		Pennsylvania PSERS	1.0%	4.1%	
5	BlackRock	1.4%	5.7%		Lonestar	1.3%	5.3%		AQR	1.0%	4.1%	
6	Royce & Associates	0.8%	3.1%	● (Medium)	BlackRock	1.1%	4.5%		BlackRock	0.9%	3.7%	
7	Dimensional	0.8%	3.1%		Carlson	0.7%	2.9%	● (High)	Lonestar	0.8%	3.3%	
8	D. E. Shaw	0.5%	2.2%	● (High)	Hudson Bay	0.5%	2.0%		State Street	0.6%	2.5%	
9	State Street	0.5%	2.2%		State Street	0.5%	2.0%		TFS	0.4%	1.6%	
10	TIAA-CREF	0.5%	2.2%		AQR	0.4%	1.6%		Water Island	0.4%	1.6%	
11	Schroder	0.5%	2.1%		Northern Trust	0.4%	1.6%		Northern Trust	0.3%	1.2%	
12	Walthausen & Co.	0.5%	2.1%		TFS	0.4%	1.6%		First Manhattan	0.3%	1.2%	● (Low)
13	Systematic Financial	0.4%	1.6%		First Manhattan	0.3%	1.2%	● (Low)	Parametric	0.3%	1.2%	
14	Northern Trust	0.4%	1.6%		Parametric	0.3%	1.2%		Renaissance Tech	0.3%	1.2%	
15	Gotham	0.4%	1.6%		TIAA-CREF	0.3%	1.2%		GAMCO	0.3%	1.2%	● (High)

Legend: None ○ Low ● Medium ● High ●

Source: *FactSet.*
Note: Shading indicates ownership currently and in 2010; % total refers to percentage ownership of total float, % float refers to minority free float.

13 | LAZARD

Shareholder Cost Basis Analysis I I SAUER-DANFOSS : SITUATION OVERVIEW 14 Source: FactSet. Majority of shares that have turned over in the past year were purchased at prices under $42. 10% were purchased above the current proposal price ($49); 83% of the float has traded since the proposal ONE YEAR COST BASIS (AS OF 11/27/12) SIX MONTH COST BASIS (AS OF 11/27/12) 342 1,029 1,075 2,089 531 2,010 2,073 1,787 872 154 3% 11% 20% 38% 42% 59% 76% 91% 99% 100% 0% 25% 50% 75% 100% 0 1,250 2,500 $33 - $34 $34 - $35 $35 - $36 $36 - $37 $37 - $38 $38 - $39 $39 - $40 $40 - $41 $41 - $42 $42 - $43 Volume (000s) % Cumulative 402 3,126 5,279 6,239 3,940 1,914 2,150 2,881 2,536 1,676 1,337 1,070 1% 11% 27% 46% 58% 64% 71% 80% 87% 93% 97% 100% 0% 25% 50% 75% 100% 0 4,000 8,000 $32 - $34 $34 - $36 $36 - $38 $38 - $40 $40 - $42 $42 - $44 $44 - $46 $46 - $48 $48 - $50 $50 - $52 $52 - $54 $54 - $56 Volume (000s) % Cumulative TOTAL SHARES TRADED / FLOAT = 101% TOTAL SHARES TRADED / FLOAT = 275%

III Financial Analysis

I I I F INA NCI A L ANA L Y S I S Base Case Forecast: Key Assumptions Source: Base Case as agreed upon on the 1/24/13 Special Committee call. 15 Americas, Europe, and APAC growth reduced to market growth rate as projected in Management Forecast Reflects growth from increasing hydraulics content per machine Assumes no market share gains in these regions China growth kept same as Management Forecast (16.0% CAGR vs. expected market growth rate of 7.3%) Reflects opportunity to benefit from strong long-term growth in China machinery and equipment market EBITDA margin kept same as in Management Forecast (2014E 2017E average of 20.2%) CapEx and net working capital as percentage of sales kept same as in Management Forecast Comparison of '13E - '17E Growth Rates Base Case Forecast Management Forecast Americas 4.6% 6.9% APAC 4.5% 6.3% Europe 4.5% 6.6% China 16.0% 16.0% Total 5.7% 7.6% Special Committee recommended financial plan for Lazard analysis

I I I F INA NCI A L ANA L Y S I S Base Case Forecast Summary ($ in millions) Source: Base Case as agreed upon on the 1/24/13 Special Committee call. '13E - '17E Region 2011A 2012E 2013E 2014E 2015E 2016E 2017E CAGR Americas $892 $955 $981 $1,011 $1,064 $1,119 $1,175 4.6% % growth 7.1% 2.7% 3.1% 5.2% 5.2% 5.0% APAC 161 167 160 165 173 182 191 4.5% % growth 3.7% (4.2%) 3.0% 5.0% 5.0% 5.0% Europe 801 664 651 671 704 739 778 4.5% % growth (17.1%) (2.0%) 3.0% 5.0% 5.0% 5.2% China 203 130 165 191 225 261 299 16.0% % growth (36.0%) 26.9% 15.8% 17.8% 16.0% 14.6% Total Sales $2,057 $1,916 $1,957 $2,038 $2,166 $2,301 $2,443 5.7% % growth 25.4% (6.9%) 2.1% 4.1% 6.3% 6.2% 6.1% R&D 64 61 70 76 83 93 98 % margin 3.1% 3.2% 3.6% 3.7% 3.8% 4.0% 4.0% EBITDA 458 400 394 412 442 467 489 5.6% % margin 22.3% 20.9% 20.1% 20.2% 20.4% 20.3% 20.0% CapEx 52 49 70 70 77 81 85 5.1% % margin 2.5% 2.6% 3.6% 3.5% 3.5% 3.5% 3.5% Net Working Capital 256 222 261 272 295 307 326 % margin 12.4% 11.6% 13.3% 13.4% 13.6% 13.3% 13.4% 16

I I I F INA NCI A L ANA L Y S I S Base Case Sales Growth and EBITDA Margin in Context Source: Base Case as agreed upon on the 1/24/13 Special Committee call, FactSet. Note: Calendarized to December 31 year end. (a) Excludes financing business. (b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. (c) For hydraulics business only. 30% 20% 18% 18% 18% 17% 15% 14% 11% 10% 10% 10% 8% 7% 7% 0% 7% 14% 21% 28% 35% Sun Hydraulics Sauer-Danfoss Eaton Mid-Cap Indu. Caterpillar Deere Parker Toro Palfinger AGCO CNH Terex Oshkosh Manitou Cargotec % margin 2013E EBITDA MARGIN Median: 12% (c) (b) (a) Selected Customers Hydraulics Mid-Cap Industrials (a) 7% 6% 6% 6% 5% 5% 4% 3% 3% 3% 2% 1% (0%) (1%) (4%) (2%) 0% 2% 4% 6% 8% Palfinger Deere Sun Hydraulics Mid-Cap Indu. Terex Toro AGCO Eaton Sauer-Danfoss Parker Manitou CNH % CAGR 2012E 2014E SALES CAGR Median: 4% (a) (a) (c) (b) (10%) (10%) Caterpillar Oshkosh 17 Cargotec (a) (a)

I I I F INA NCI A L ANA L Y S I S Competitor Benchmark: Eaton Hydraulics Historical Organic Sales Growth 0% 3% 8% 3% 6% 4% 2% 30% 20% (1%) 0.0% 10% 20% 30% 2002 2003 2004 2005 2006 2007 2008 2010 2011 (35%) 2009 Source: Company filings, Wall Street research. (a) Excludes corporate expenses. (b) Assumes flat depreciation from 2011. (32%) EBITDA Margin 11.3% 12.2% 13.8% 13.4% 12.9% 13.7% 13.6% 6.4% 15.0% 17.4% 15.9% (a) 2002 2008 CAGR: 3.7% 2012E (b) 18

I I I F INA NCI A L ANA L Y S I S BASIS PRICE PER SHARE RANGE COMMENTS DISCOUNTED CASH FLOW 6.0x 7.0x EBITDA Terminal Value 10% - 11% WACC Implied perpetuity growth rate range of 1.0% 3.2% PUBLIC COMPARABLES 6.0x 7.0x 2013E EBITDA 2013E EBITDA: $394 Reference: selected customer group (similar end-market dynamics as Sauer-Danfoss) median of 7.0x Caterpillar: 6.0x Deere: 6.0x Terex: 7.1x PRECEDENT TRANSACTIONS 6.5x 8.5x LTM EBITDA LTM EBITDA: $400 Relevant precedent hydraulics transactions since 2000 Precedent transactions are change of control transactions MINORITY BUY-IN PREMIUMS 30% 45% Premium to Unaffected Price (1 Day, 1 Week, 4 Weeks Prior) Relevant minority buy-in transactions since 2002 $56.39 $51.68 $56.51 $51.19 $64.80 $59.81 $73.00 $57.10 $45 $50 $55 $60 $65 $70 $75 Financial Analysis: Summary ($ in millions, except per share data) Source: FactSet, Company filings. Current Prop.: $49.00 Current Price: $53.29 19

I I I F INA NCI A L ANA L Y S I S DCF Analysis: Base Case Forecast ($ in millions, except per share data) Source: Base Case as agreed upon on the 1/24/13 Special Committee call. 20 Discount Rate 6.0x 6.5x 7.0x 6.0x 6.5x 7.0x 10.0% $2,695 $2,847 $2,999 $2,836 $2,988 $3,140 10.5% 2,643 2,791 2,940 2,783 2,932 3,081 11.0% 2,592 2,737 2,882 2,732 2,878 3,023 Discount Rate 6.0x 6.5x 7.0x 6.0x 6.5x 7.0x 10.0% 1.0% 1.7% 2.2% $58.52 $61.66 $64.80 10.5% 1.5% 2.1% 2.7% 57.44 60.51 63.57 11.0% 2.0% 2.6% 3.2% 56.39 59.38 62.38 Implied Equity Value Total Enterprise Value Implied Perpetuity Growth Implied Price Per Share

I I I F INA NCI A L ANA L Y S I S Public Market Valuation ($ in millions, except per share data) Source: Management Forecasts as of 1/11/13, Base Case as agreed upon on the 1/24/13 Special Committee call, FactSet, Company filings. Note: EBITDA adjusted to exclude one-time charges. (a) Selected Customers include AGCO, Caterpillar, Cargotec, Deere, Manitou, Oshkosh, Palfinger, Terex, and Toro; excludes CNH because share price reflects FIAT Industrial merger. (b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 21 Parker Selected Mid-Cap Hannifin Customers(a) Industrials(b) Price Per Share $51.68 $55.75 $59.81 $94.37 -- -- Equity Value 2,504 2,701 2,898 14,078 -- -- Enterprise Value $2,364 $2,561 $2,758 $15,603 -- -- Sauer-Danfoss EV as Multiple of: Revenue 2011A $2,057 1.15x 1.24x 1.34x 1.20x 0.68x 1.80x 2012E 1,916 1.23 1.34 1.44 1.19 0.71 1.69 2013E 1,957 1.21 1.31 1.41 1.16 0.69 1.58 2014E 2,038 1.16 1.26 1.35 1.12 0.64 1.50 EBITDA 2011A $458 5.2x 5.6x 6.0x 8.1x 7.6x 12.4x 2012E 400 5.9 6.4 6.9 7.7 7.5 10.1 2013E 394 6.0 6.5 7.0 7.7 7.0 9.0 2014E 412 5.7 6.2 6.7 7.0 5.9 8.2

Hydraulics Transactions Parker- Weichai Bosch / Argan Parker- Sauer / Hannifin / Power / Hägglunds Capital / Hannifin / Danfoss Commercial Linde Drives Faster Denison Fluid Intertech (08/12) (07/08) (10/07) (12/03) (01/00) (01/00) Price Per Share $56.51 $64.75 $73.00 Equity Value 2,738 3,138 3,537 Enterprise Value $2,597 $2,997 $3,397 $485 $721 $196 $198 $304 $473 Sauer-Danfoss EV as Multiple of: Revenue 2011A $2,057 1.26x 1.46x 1.65x 2012E 1,916 1.36 1.56 1.77 1.40x 2.16x 2.38x 1.13x 0.94x 0.88x 2013E 1,957 1.33 1.53 1.74 2014E 2,038 1.27 1.47 1.67 EBITDA 2011A $458 5.7x 6.5x 7.4x 2012E 400 6.5 7.5 8.5 9.9x 9.3x 9.0x 8.2x 6.7x 7.4x 2013E 394 6.6 7.6 8.6 2014E 412 6.3 7.3 8.2 I I I FINANCIAL ANALYSIS Private Market Valuation ($ in millions, except per share data) Source: Base Case as agreed upon on the 1/24/13 Special Committee call, FactSet, Company filings. 22

Minority Buy-In Premiums: Summary Analysis I I I FINANCIAL ANALYSIS Median 1-day premium for all cash buy-in offers is 28%. In slightly over half of these, the acquiror ultimately increased the initial offer by a median of 15% Source: SDC. Note: Key assumptions for precedents include: Past 10+ years (since 1/1/2002); minority buy-in transactions (U.S. public targets, excluded short-form mergers and other subsequent offerings) in excess of $250 million; at least 51% held at announcement and 100% ownership after transaction. 23 SUMMARY MINORITY BUY-IN PREMIUM DATA (FINAL OFFER) # OF TRANSACTIONS 1-DAY 1-WEEK 4-WEEK PREMIUM OF FINAL VS. INITIAL OFFER MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN ALL-CASH CONSIDERATION 16 27% 28% 29% 29% 32% 28% 15% 15% CASH + STOCK 2 17% 17% 17% 17% 12% 12% 13% 13% STOCK 11 18% 22% 19% 23% 18% 23% 7% 7% TOTAL 29 23% 24% 24% 26% 26% 25% 12% 10% Memo: All-Cash Min/Max 4% / 46% 6% / 46% 5% / 103% 59% of all analyzed transactions included a revised offer

IV Additional Strategic Alternatives

If the Base Case forecast is achieved, the present value of future share price is in the range of ~$40 (at current unaffected multiple) to ~$58 (assuming 2.5x multiple expansion) IV ADDITIONAL STRATEGIC ALTERNATIVES Present Value of Future Share Price Analysis: Illustrative ($ in millions, except per share data) $39.38 $64.65 $71.64 $56.14 $62.52 $43.26 $48.72 35 50 65 80 Unaffected 2013E 2014E 7.0x NTM EBITDA 6.0x NTM EBITDA 4.5x NTM EBITDA (unaffected) NTM EBITDA $394 $412 $442 Net Cash(a) 141 246 379 Future Share Price Source: Base Case as agreed upon on the 1/24/13 Special Committee call, Company filings. Note: Analysis includes annual dividends of $1.40 per share. (a) 2014 net cash assumes constant minority interest from 2013. 24 Reference multiples assuming fully distributed shares PV of Sauer-Danfoss Share Price at Cost of Equity of 13% EV/NTM EBITDA 2014E 7.0x $58.44 6.0x 51.30 4.5x 40.49

One Time Dividend Amount $200 $400 $600 $800 Sources Cash from Balance Sheet $200 $322 $322 $322 New Debt - 78 278 478 Total Sources $200 $400 $600 $800 Total Debt / 2012E EBITDA 0.4x 0.6x 1.1x 1.6x Net Debt / 2012E EBITDA nm 0.4x 0.9x 1.4x Dividend per Share $4.13 $8.25 $12.38 $16.51 Total Value to Shareholders Unaffected 2013E Multiple (4.5x) $39.38 $39.38 $39.38 $39.38 +0.50x 43.44 43.44 43.44 43.44 +1.00x 47.51 47.51 47.51 47.51 Premium to Unaffected Price ($39.38) +0.50x 10.3% 10.3% 10.3% 10.3% +1.00x 20.6% 20.6% 20.6% 20.6% Increasing leverage to ~1.0x would allow Sauer-Danfoss to distribute $600m in cash to shareholders ($12.38/share). Assuming the higher leverage resulted in 0.5x multiple expansion, total value to shareholders would be ~$43, or +10% relative to Sauer- IV ADDITIONAL STRATEGICAL TERNATIVES Leveraged Recapitalization Analysis ($ in millions, except per share data) Source: Base Case as agreed upon on the 1/24/13 Special Committee call, Company filings. Note: Assumes $100mm minimum cash; Balance sheet data as of 9/30/12. 25 Danfoss’s unaffected share price of $39.38

SAUER DANFOSS
IV ADDITIONAL STRATEGIC ALTERNATIVES

Potential Buyers for Sauer-Danfoss: Examples

($ in billions)

Danfoss has indicated it will not sell the company. However, a sale of the entire company could yield a potential price of ~$57 to ~$73 per share based on precedent change of control transactions

- **Hydraulics competitors likely to have interest, but there may be anti-trust considerations**
- **Customers are unlikely to be interested due to competitive conflict**

Category	Company	Summary Metrics	Observations
Hydraulic Competitors	EATON	Market Cap: $26.6 EV/EBITDA: 10.6x Net Leverage: 3.1x	■ Recent M&A focus has been on electrical equipment with acquisition of Cooper ■ Currently focused on deleveraging and integration of Cooper ■ Last hydraulics acquisition was Korean-based Jeil ($189m revenue, hydraulic components for construction market in Asia) in April 2012
Hydraulic Competitors	Parker	Market Cap: $14.1 EV/EBITDA: 7.7x Net Leverage: 0.8x	■ Recent focus has been on growth in end-markets such as healthcare and energy that are outside of legacy machinery market ■ However, given strategic relevance to core hydraulics business, would likely be interested ■ Balance sheet currently underleveraged (<1x total debt/LTM EBITDA)
Hydraulic Competitors	BOSCH	Market Cap: Private Net Leverage: 0.0x	■ Aggressively pursued Hagglunds Drives in 2008 (acquired for 9x EBITDA) ■ Last year acquired SPX's Service Solutions business for $1.2bn ■ Would likely be interested given relevance to Bosch Rexroth hydraulics business
New Leg / Adjacent Move	IMI	Market Cap: $6.1 EV/EBITDA: 9.0x Net Leverage: 0.6x	■ Norgren subsidiary makes pneumatic motion and fluid control components, including actuators, regulators, filters, pressure switches, and flow and process valves ■ Key end-markets include commercial vehicle, energy, food & beverage, life sciences, and rail
New Leg / Adjacent Move	TRANSDIGM GROUP INC.	Market Cap: $7.2 EV/EBITDA: 11.4x Net Leverage: 4.0x	■ Makes highly engineered aircraft components, including hydraulic pumps and valves, electromechanical controls and actuators, batteries and chargers, rods and locking devices and ignition system components ■ Announced acquisition of Goodrich Pump & Engine Control Systems in October for $236m; however, acquisition was blocked by Department of Justice over antitrust concerns
New Leg / Adjacent Move	WOODWARD	Market Cap: $2.7 EV/EBITDA: 9.5x Net Leverage: 1.7x	■ Leadership position in integrated hydraulic system components for aerospace end-markets ■ Acquired HR Textron, maker of actuation systems for aircraft, from Textron for $378m in 2009 ■ Would require significant stock component given relative size
	FINANCIAL SPONSORS		■ Would likely view as attractive investment given current trading multiple, growth outlook, and potential exit via sale to strategic buyer ■ Robust financing markets for industrial LBO's (up to 6x leverage available)

Note: EV/EBITDA refers to 2013E EBITDA, Net leverage based on Net Debt/2012E EBITDA.

26 LAZARD

SAUER DANFOSS
IV ADDITIONAL STRATEGIC ALTERNATIVES

Leveraged Buyout Analysis: Illustrative

($ in millions, except per share data)

Danfoss has indicated it will not sell the company. A potential LBO may yield a price of ~$50 to ~$60 per share

SOURCES OF FUNDS

	Purchase Price		
	$50.00	$55.00	$60.00
Premium to Unaffected	27%	40%	52%
Implied 2012E Multiple	6.0x	6.7x	7.3x
Equity	$804	$887	$970
Senior Debt	1,199	1,199	1,199
Subordinated Debt	410	575	741
TV	$2,413	$2,661	$2,909
Equity % Total	*33%*	*33%*	*33%*
Total Leverage	*4.0x*	*4.4x*	*4.9x*

IRR MULTIPLE SENSITIVITIES

		Purchase Price		
		$50.00	$55.00	$60.00
Exit Multiple (Trailing)	6.0x	22.4%	17.5%	12.7%
	6.5x	25.0%	20.3%	15.7%
	7.0x	27.4%	22.8%	18.4%

SUMMARY P&L AND CREDIT METRICS

	Closing	2013E	2014E	2015E	2016E	2017E
Revenue		$1,957	$2,038	$2,166	$2,301	$2,443
% Growth		*2.1%*	*4.1%*	*6.3%*	*6.2%*	*6.1%*
EBITDA		$394	$412	$442	$467	$489
% Margin		*20.1%*	*20.2%*	*20.4%*	*20.3%*	*20.0%*
Total Debt	$1,774	$1,661	$1,508	$1,342	$1,156	$952
% Paydown	--	*6%*	*15%*	*24%*	*35%*	*46%*
Total Leverage	4.4x	4.2x	3.7x	3.0x	2.5x	1.9x
EBITDA/Interest		3.6x	4.0x	4.7x	5.5x	6.5x
FCF/Total Debt		6.8%	10.1%	12.4%	16.1%	21.4%

Source: Base Case as agreed upon on the 1/24/13 Special Committee call, FactSet, Company filings.
Note: Assumes 3x senior debt @ 5% and up to 2x subordinated debt @ 9%, subject to minimum equity contribution of 33%. Minimum cash of $100m.

27 LAZARD

V Proposed Next Steps

Proposed Next Steps Special Committee, along with Lazard and Kirkland & Ellis, to determine best strategic alternative for Sauer- Agree on timing, messaging, script, and negotiating strategy V P R O P O S ED NE X T S T E P S 28 Danfoss,taking into account Danfoss’s stated position that is only a buyer, not a seller, including appropriate response to Danfoss’s proposal

Arrange call for Lazard and Kirkland & Ellis to deliver message to Danfoss’s advisors

Appendix

A Valuation Supporting Materials

SAUER DANFOSS
A VALUATION SUPPORTING MATERIALS

Public Trading Comparables

($ in millions, except per share data)

Company	Stock Price as of 1/25/13	Equity Value	Enterprise Value	Sales 2011A	Sales 2012E	Sales 2013E	Sales 2014E	EBITDA 2011A	EBITDA 2012E	EBITDA 2013E	EBITDA 2014E	P/E 2011A	P/E 2012E	P/E 2013E	P/E 2014E
Sauer-Danfoss	**$53.29**	**$2.6**	**$2.4**	**1.19x**	**1.27x**	**1.25x**	**1.20x**	**5.3x**	**6.1x**	**6.2x**	**5.9x**	**11.2x**	**13.9x**	**14.7x**	**13.1x**
Hydraulics Peers															
Eaton	$57.52	$26.6	$36.9	1.72x	1.67x	1.64x	1.53x	11.8x	11.1x	10.6x	9.7x	14.6x	14.1x	12.9x	11.1x
Parker	94.37	14.1	15.6	1.20	1.19	1.16	1.12	8.1	7.7	7.7	7.0	13.6	13.6	13.6	12.2
Median				**1.46x**	**1.43x**	**1.40x**	**1.33x**	**10.0x**	**9.4x**	**9.1x**	**8.4x**	**14.1x**	**13.8x**	**13.2x**	**11.6x**
Selected Customers															
AGCO	$53.54	$5.2	$5.9	0.68x	0.60x	0.58x	0.56x	7.6x	6.3x	5.8x	5.5x	9.0x	10.3x	9.7x	8.9x
Cargotec	€21.40	1.6	2.2	0.52	0.50	0.51	0.50	7.2	7.5	7.5	6.7	8.8	12.2	12.8	11.2
Caterpillar[(a)]	95.58	62.5	68.2	1.19	1.08	1.07	1.10	n/m	6.2	6.0	5.6	12.9	11.3	11.5	10.0
Deere [(a)]	93.47	36.3	35.9	1.19	1.06	1.00	0.94	7.2	6.4	6.0	5.7	14.0	12.1	11.1	10.3
Manitou	€14.30	0.8	0.9	0.56	0.51	0.51	0.49	7.9	7.1	6.9	5.8	15.1	13.4	14.1	10.8
Oshkosh	41.08	3.7	4.2	0.54	0.52	0.56	0.64	7.5	7.9	7.0	6.4	17.7	16.7	13.5	12.0
Palfinger	€20.60	1.0	1.3	1.10	1.02	0.96	0.89	11.8	10.0	9.1	8.0	17.3	18.1	15.5	12.9
Terex	32.05	3.5	5.3	0.67	0.71	0.69	0.64	n/m	8.2	7.1	6.1	n/m	16.0	12.3	9.7
Toro	44.71	2.6	2.7	1.42	1.37	1.31	1.24	11.2	10.3	9.7	n/a	23.8	20.5	18.1	15.6
Median				**0.68x**	**0.71x**	**0.69x**	**0.64x**	**7.6x**	**7.5x**	**7.0x**	**5.9x**	**14.5x**	**13.4x**	**12.8x**	**10.8x**
Mid-Cap Industrials															
Actuant	$30.13	$2.2	$2.5	1.64x	1.57x	1.54x	1.47x	9.4x	8.8x	8.5x	8.2x	17.2x	14.2x	13.3x	12.3x
A.O. Smith	69.99	2.8	2.5	1.49	1.31	1.21	1.12	13.6	9.6	8.7	7.8	21.1	23.1	20.3	17.3
Astec	35.21	0.8	0.8	0.80	0.77	0.75	0.70	9.7	9.5	8.3	7.5	20.2	21.2	17.3	14.1
CLARCOR	50.11	2.5	2.3	2.07	2.08	2.00	1.88	10.9	10.9	10.4	9.5	20.5	20.6	19.2	17.4
Colfax	43.74	4.1	5.5	1.50	1.41	1.30	1.22	13.1	10.7	9.4	8.2	n/m	n/m	22.1	16.4
Crane	48.80	2.8	3.3	1.30	1.27	1.22	1.18	8.8	8.4	7.5	5.9	n/m	12.9	11.7	10.3
Franklin Electric	65.76	1.5	1.6	1.98	1.83	1.67	1.58	12.5	11.4	10.5	9.6	24.8	21.0	19.2	17.1
Graco	55.96	3.4	3.5	3.95	3.51	3.24	3.01	14.0	13.1	11.3	10.3	24.1	23.5	19.6	17.4
Kaydon	24.78	0.8	0.9	2.04	1.99	2.04	2.01	10.1	9.1	9.3	n/a	16.3	14.9	14.6	11.8
Lindsay	94.57	1.2	1.1	2.08	1.83	1.62	1.53	15.7	11.5	9.7	8.8	33.6	23.0	19.1	17.5
Manitowoc	17.71	2.3	4.3	1.17	1.10	1.06	0.98	12.4	10.6	8.6	7.5	n/m	24.3	13.6	9.5
RBC Bearings	53.93	1.2	1.1	3.01	2.70	2.51	2.36	13.7	11.0	9.7	8.6	27.2	21.6	18.7	16.7
Regal-Beloit	74.47	3.3	4.0	1.44	1.29	1.25	1.19	12.4	9.1	8.3	7.6	19.6	15.8	14.5	12.6
Rexnord	20.58	2.0	3.7	1.96	1.81	1.73	1.65	10.5	9.0	8.4	8.3	16.0	20.7	18.4	15.3
Median				**1.80x**	**1.69x**	**1.58x**	**1.50x**	**12.4x**	**10.1x**	**9.0x**	**8.2x**	**20.5x**	**21.0x**	**18.5x**	**15.9x**

Source: FactSet, Company filings.

Note: Calendarized to December 31 year end; Pro forma for Eaton's acquisition of Cooper, Terex's acquisition of Demag Cranes, and Colfax's acquisition of Charter; excludes CNH because share price reflects FIAT Industrial merger.

(a) Excludes financing business.

29 | LAZARD

SAUER DANFOSS
A VALUATION SUPPORTING MATERIALS

Selected Precedent Hydraulics Transactions

($ in millions)

Date Ann.	Acquiror	Target	Target Description	Transaction Value	TV as a Multiple of: Sales	EBITDA
Aug-12	Weichai Power	Linde Hydraulics (KION)	Manufactures hydraulics, pneumatics and seals	$485	1.40x	9.9x
Dec-10	Unitas Capital	Hyva	Manufactures fluid power cylinders and actuators for trucks and cranes	694	1.08	8.8
Oct-09	Danfoss A/S	Sauer-Danfoss (~21% stake)	Manufactures engineered hydraulic and electronic systems and components for mobile equipment	160	1.07	n/m
Jul-08	Bosch	Hägglunds Drives	Manufactures industrial hydraulic drive systems	721	2.16	9.3
Mar-08	Danfoss A/S	Sauer-Danfoss (~17% stake)	Manufactures engineered hydraulic and electronic systems and components for mobile equipment	248	0.98	8.3
Jun-08	Doughty Hanson	Svendborg Brakes	Manufactures hydraulic brake solutions for wind power, mining, marine and oil industries	725	n/a	18.5
Oct-07	Argan Capital	Faster	Manufactures quick release couplings and multi-connectors for hydraulic power systems mainly for the agricultural equipment end-markets	196	2.38	9.0
Oct-06	Specma Hydraulic	JMS Systemhydraulik	Manufactures hydraulic systems, such as single hydraulics components and hydraulic power packs	16	0.76	8.6
Oct-05	Parker-Hannifin	Sterling Hydraulics	Manufactures custom hydraulic screw-in cartridge valves and manifold systems	59	1.40	n/a
Jun-05	Segulah	Hexagon Automation	Manufactures hydraulic cylinders, components, pumps, motors, valves and filters for mobile applications	155	0.51	7.6
Dec-03	Parker-Hannifin	Denison International	Manufactures highly engineered hydraulic fluid power systems and components including vane pumps, hydrostatics and digitally-controlled fan-drive systems	198	1.13	8.2
Apr-00	Siemens-Bosch	Mannesmann Atecs	Businesses included materials handling equipment, hydraulics/automation equipment, automotive systems, automotive components, rubber extrusion	9,167	0.78	8.7
Jan-00	Sauer	Danfoss Fluid	Manufactures orbital motors, hydrostatic steering units, proportional load-sensing valves, gear pumps, and electrohydraulics used in off-highway mobile equipment	304	0.94	6.7
Jan-00	Parker-Hannifin	Commercial Intertech	Manufactures hydraulic gear pumps and motors, control valves and telescopic systems for OEMs	473	0.88	7.4
Feb-99	Eaton	Aeroquip-Vickers	Manufactures engineered components and hydraulic components including hoses, fittings, adapters and precision molded and extruded plastic products for industrial, aerospace and automotive markets	1,986	0.92	7.5
Apr-98	Textron	David Brown Group	Manufactures industrial gears, pumps and transmission systems	326	1.30	8.8
				Median	1.10x	8.3x

Source: Company filings, FactSet.
Note: Only shaded transactions included in median calculation.

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SAUER DANFOSS
A VALUATION SUPPORTING MATERIALS

Selected Recent Minority Squeeze-Outs

($ in millions)

Date Announced	Acquiror	Target	Offer Value	Consideration Offered	Premium 1 Day	Premium 1 Week	Premium 4 Week	% Change from Initial Offer
05/30/12	Fiat Industrial	CNH Global	$1,700	Hybrid	24%	25%	9%	24%
02/23/11	DEP	Duncan Energy Partners	1,045	Stock	35%	35%	32%	4%
11/01/10	CNA Financial	CNA Surety	478	Cash	38%	38%	52%	21%
08/26/10	Berkshire Hathaway	Wesco Financial	545	Cash	19%	18%	14%	(1%)
03/21/10	CONSOL Energy	CNX Gas	989	Cash	24%	46%	38%	--
01/03/10	Novartis	Alcon	12,900	Stock	23%	23%	23%	10%
09/04/09	Fairfax Financial	Odyssey Re Holdings	1,050	Cash	29%	30%	40%	8%
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings	1,148	Stock	22%	23%	17%	--
08/12/08	Mitsubishi UFJ	UnionBanCal	3,707	Cash	26%	29%	103%	17%
07/21/08	Roche Holding	Genentech	46,695	Cash	14%	26%	28%	7%
03/10/08	Nationwide Mutual Insurance	Nationwide Financial Services	2,450	Cash	38%	29%	29%	11%
10/23/07	Investor Group	Waste Industries USA	272	Cash	33%	41%	31%	3%
07/17/07	Alfa Mutual	Alfa Corporation	890	Cash	45%	45%	32%	25%
11/20/06	Toronto-Dominion Bank	TD Banknorth	3,232	Cash	7%	8%	7%	--
10/09/06	VNU	NetRatings	378	Cash	44%	45%	46%	31%
09/12/05	Wachovia	WFS Financial	504	Stock	14%	11%	28%	--
09/01/05	IYG Holding	7-Eleven	1,301	Cash	32%	31%	14%	15%
02/21/05	Novartis	Eon Labs	933	Cash	11%	8%	23%	--
01/10/05	News Corp	Fox Entertainment Group	7,054	Hybrid	10%	9%	14%	2%
08/02/04	Cox Enterprises	Cox Communications	8,390	Cash	26%	25%	25%	9%
05/24/04	Westcorp	WFS Financial	310	Cash	4%	6%	5%	--
05/23/03	Fidelity National Financial	Fidelity Natl Info Solutions	392	Stock	24%	25%	37%	--
04/10/03	USA Interactive	Hotels.com	1,237	Stock	13%	10%	28%	--
08/20/02	Unocal	Pure Resources	434	Stock	21%	27%	22%	(3%)
05/31/02	USA Interactive	Expedia	3,636	Stock	36%	27%	22%	--
05/31/02	USA Interactive	Ticketmaster	841	Stock	(26%)	(28%)	(28%)	(34%)
02/19/02	Sabre	Travelocity.com	447	Cash	46%	40%	22%	22%
02/15/02	Xcel Energy	NRG Energy	673	Stock	29%	34%	(3%)	12%
02/04/02	Limited	Intimate Brands	1,645	Stock	10%	18%	25%	2%

Source: SDC.

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A V A L U A T I ON SUP POR T I NG MA T E R I A L S Sauer-Danfoss EV/LTM EBITDA Multiple Over Time 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0x Jan 1999 Nov 2001 Aug 2004 May 2007 Feb 2010 Nov 2012 Sauer-Danfoss Selected Customers Mid-Cap Industrials Parker SHS Median n.m. Median: 6.5x 32 Source: FactSet as of 1/25/13. (a) Selected Customers include Terex, AGCO, Cargotec, Manitou, Oshkosh, Palfinger, and Toro; excludes CNH because share price reflects FIAT Industrial merger. (b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. 32

Stock Equity Debt / Levered Unlevered Cost of Company Price Value Debt + Equity Beta (a) Beta Equity AGCO $53.54 $5,193 21.3% 1.50 1.28 11.8% Caterpillar $95.58 62,503 38.9% 1.41 0.99 11.2% Deere $93.47 36,276 14.8% 1.15 1.03 9.5% Eaton $57.52 26,643 13.4% 1.33 1.21 10.7% Oshkosh $41.08 3,677 20.6% 1.70 1.45 13.1% Parker-Hannifin $94.37 14,078 12.5% 1.27 1.16 10.3% Sauer-Danfoss $53.29 2,582 6.5% 2.00 1.91 15.1% Sun Hydraulics $27.77 725 0.0% 1.43 1.43 11.3% Terex $32.05 3,542 36.8% 1.97 1.43 14.9% Toro $44.71 2,613 7.9% 1.00 0.95 8.5% Average 17.3% 1.48 1.28 11.7% Median 14.1% 1.42 1.24 11.3% Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return (b) 2.0% Equity Risk/Market Premium(c) 6.6% Size Premium(d) 1.7% Pre-Tax/After-Tax Cost of Debt Pre-Tax 4.0% 4.5% 5.0% 5.5% 6.0% After-Tax 2.6% 2.9% 3.3% 3.6% 3.9% Debt / Debt / Levering Relevered Cost of Ent. Value Equity Factor Beta Equity Weighted-Average Cost of Capital 0.0% 0.0% 1.000 1.24 11.9% 11.9% 11.9% 11.9% 11.9% 11.9% 10.0% 11.1% 1.072 1.33 12.5% 11.5% 11.5% 11.5% 11.6% 11.6% 20.0% 25.0% 1.163 1.45 13.2% 11.1% 11.1% 11.2% 11.3% 11.3% 30.0% 42.9% 1.279 1.59 14.2% 10.7% 10.8% 10.9% 11.0% 11.1% 40.0% 66.7% 1.433 1.78 15.4% 10.3% 10.4% 10.6% 10.7% 10.8% 50.0% 100.0% 1.650 2.05 17.2% 9.9% 10.1% 10.2% 10.4% 10.6% 60.0% 150.0% 1.975 2.46 19.9% 9.5% 9.7% 9.9% 10.1% 10.3% A V A L U A T I ON SUP POR T I NG MA T E R I A L S Weighted Average Cost of Capital Calculation: Illustrative ($ in millions, except per share data) Source: Barra, FactSet, Ibbotson Associates, KPMG. Note: Excludes CNH because share price reflects FIAT Industrial merger. (a) Local predicted levered beta per Barra. (b) Risk Free Rate is the 10-year US Treasury Yield as of 1/25/13. (c) Represents the long-term expected equity risk premium based on differences between large company stock total returns and long-term government bonds historical arithmetic mean returns on the S&P 500 from 1926-2008 (2012 Ibbotson Associates Yearbook). (d) Size premium for mid-cap company from the 2012 Ibbotson Associates Yearbook. 33

B Danfoss A/S Overview

SAUER DANFOSS
B DANFOSS A/S OVERVIEW

Danfoss A/S Business Overview

($ in millions)

Danfoss

DANFOSS CLIMATE & ENERGY

FY'11A SALES: $3,777

- Danfoss Refrigeration & Air Conditioning Controls
- Danfoss Power Electronics
- Danfoss Heating Solutions
- Danfoss Commercial Compressors
- Danfoss District Energy

OTHER AREAS

FY'11A SALES: $189

- Remaining Danfoss Development activities after divestment of Danfoss Water Controls and Danfoss Geared Motor activities in 2011
- Danfoss Appliance Controls

SAUER-DANFOSS

FY'11A SALES: $2,057

- Agriculture
- Construction
- Material Handling
- Turf Care
- Specialty

Source: Company filings and Company website.
Note: Assumes DKK to USD exchange rate of 0.17326 as of 12/7/12; Sauer-Danfoss financials as reported.

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SAUER DANFOSS
B DANFOSS A/S OVERVIEW

Danfoss A/S Financial Overview

($ in millions, except per share data)

- **Financials below are on "as reported" basis[a]**

DANFOSS A/S FINANCIAL SUMMARY

	Including Sauer-Danfoss		
FYE Dec-31	2011A	LTM	PF LTM[a]
Total Net Sales	**$5,874**	**$5,901**	**$5,901**
% Growth	*7.5%*	*0.5%*	*0.5%*
EBITDA	**$1,026**	**$924**	**$924**
% Margin	*17.5%*	*15.7%*	*15.7%*
EBIT	**$732**	**$623**	**$623**
% Margin	*12.5%*	*10.6%*	*10.6%*
CASH FLOW ITEMS			
Capital Expenditure	$231	$226	$226
CAPITALIZATION			
Cash & Cash Equivalents	$129	$161	$161
Secured Debt	$222	n/a	n/a
Unsecured Debt	$872	n/a	n/a
Total Debt	**$1,093**	**$911**	**$1,491[b]**
Net debt	**$965**	**$750**	**$1,329**
Liquidity[c]	$1,116	$1,149	$569
Shareholders Equity	$1,792	$2,029	$2,029
CREDIT STATISTICS			
Net Debt / Net Capitalization	35.0%	27.0%	39.6%
Net Debt / EBITDA	0.9x	0.8x	1.4x
EBITDA / Net Interest expense	5.8x	15.0x	10.9x[d]

- **Danfoss has sufficient availability under its credit agreements, with no financial covenants, and cash at hand to fund a potential increase in its initial proposal**

Source: Company filings, FactSet.

(a) Assumes DKK to USD exchange rate of 0.173 as of 9/30/12; Pro forma for $579.4 million acquisition of shares from Sauer Holdings on November 30, 2012.
(b) Pro forma for purchase of minority shares at $49.00 per share; assumes transaction financed with revolver availability.
(c) Reflects availability under committed credit lines plus cash and cash equivalents.
(d) Assumes additional borrowings accrue interest at 4.0% rate.

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